EXHIBIT 5.1
EX-5 LEGAL OPINION

VALIDITY OF COMMON STOCK

                                                                February 2, 2004

Certified Water Systems, Inc.
105 Concord Drive, Suite 101
Casselberry, FL 33957

Dear Sirs:

In connection with the registration under the Securities Act of 1933 (the "Act") of 1,695,027 shares (the "Securities") of Common Stock, par value $.001 per share, of Certified Water Systems, Inc., a Florida corporation (the "Company"), we, as your counsel, have examined such corporate records and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

The Securities have been validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Florida, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied upon factual information obtained from public officials, officers of the Company and other sources believed by us to be responsible

We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the Securities and to the reference to us under the heading "Validity of Common Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours,

Gail Scopinich, Attorney At Law

/s/ Gail Scopinich, Esquire.